Exhibit 21

Subsidiaries of the Registrant

Parent

FS Bancorp, Inc.

Subsidiaries (a)	Percentage of Ownership	Jurisdiction or State of Incorporation

1st Security Bank of Washington (b)	100%	Washington

(a)	The operation of the Company’s wholly owned subsidiary is included in the Company’s Consolidated Financial Statements contained in Item 8 of this report on Form 10-K.

(b)	FS Service Corporation, a wholly owned subsidiary, which is inactive.